Exhibit 10.65
November 6, 2015
Jay Dearborn
78 Stone Cliff Road
Princeton, NJ 08540

Dear Jay,

On behalf of WEX Inc., I am pleased to extend this offer of employment to you. This offer is contingent upon successful completion of a background investigation and 1-9 verification. Following is a summary of WEX lnc.'s offer. I look forward lo having you join our team!

Start Date: January 2016

Title/Position: You will be employed to serve on a full-lime basis as VP, Corporate Strategy and
Planning, reporting lo the Senior Vice President, Corporate Development.

Base Salary: Your base salary will be $8,653.85 per bi-weekly pay period, less applicable taxes and withholdings. Your base salary will be subject to annual reviews, typically conducted around March, which may result in increases of the base salary.

Annual Incentive: You will be eligible to participate in the Company's Short-Term incentive Bonus Program (STIP). Your target bonus will be at 35% of base salary at target performance (pro-rated based on date of employment), with opportunity range from 0- 200% based on achievement of annual Strategic Objectives (as determined by the Company In its sole discretion). STIP payouts typically occur In March of each year, provided you are an active employee at the lime of payment.

Sign-On Bonus: You will receive a sign-on bonus of $50,000, less applicable taxes and withholdings, payable on the first regularly-scheduled pay period alter commencement of employment. If you voluntarily resign within 12 months following your Start Date, you agree to-repay WEX the Sign-On Bonus within 30 days following your termination date.

Equity: Subject to approval of the Board, you will be granted a sign-on equity award of restricted stock units with a value of $225,000 (the 'Sign-On RSU Award') as soon as practicable alter the Start Date and in accordance with the Company's equity awards process. The Sign-On RSU Award will vest ratably over a two-year period, with one half vesting on each annual anniversary date of grant, and which will be subject to the terms and conditions in the restricted stock unit agreement you will be required to execute lo effectuate !he grant. In addition, you will be eligible to participate in the Company's Long Term Incentive Plan program, with an annual target award of $90,000. Annual equity awards, which are typically granted in March of each year, are currently allocated as follows: 60% performance-based restricted stock units (PSUs), 20% restricted stock units (RSUs), 20% stock options. Equity presently vests ratably over a 3-year period.

Relocation: Cartus will be authorized to manage a relocation on your behalf. You will be assigned a consultant from Cartus that will manage you through the process in adherence with our company guidelines.

Paid Time Off (PTO): 23 days annually (Pro-rated based on date of employment, and accruing ratably with each month of employment) and lo be taken at such times as the Company shall approve.

Other Benefits: Eligibility date for health and welfare benefits is the first of the new month following your start date. See the Summary of Benefits document for information on our benefits plans. Benefit enrollment occurs through Fusion (HR System). You will receive your Fusion login credentials within a week of your start date. You will have 30 days from your start date to complete your benefit elections. The benefit programs made available by WEX, and the rules, terms and conditions for participation in such benefit plans, may be changed by the Company at any time without advance notice.

Exhibit 10.65

At-Will Employment: This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter WEX's policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any lime, with or without notice. Compensation and benefit programs may be changed at any lime at the company's discretion.

As a condition of your. employment, you certify to the Company that you are free to enter into and fully perform the duties of your position and that you are not subject to any injunction, order or employment, confidentiality, assignment of inventions, non-competition or other agreement !hat would restrict your employment with or performance of your duties for the Company. If you are subject to any such agreement, injunction or order, please forward it to Jenifer.Rlnehart@wexinc.com. You further certify and agree that you are not In breach of, and that you will honor the terms of, all agreements between you and any prior employer, and that you will not use or disclose any proprietary information or intellectual property of any third party In the creation of any intellectual property or the performance of any services for the Company.

You will receive an electronic Welcome Letter from Taleo Onboarding. Please follow the instructions in the letter to complete our onboarding process prior to your first day of employment.

In an effort to assist you with your acclimation to WEX, we have designed a virtual New Employee Orientation 'NEO' program. The program's. agenda consists of introduction, company policies, and various other topics applicable to your employment here at WEX.

We are confident you will make significant contributions as a member of our Leadership Team and look forward to the opportunity to work with you. To accept this offer, please sign this letter and return to me. In the meantime, if you have any questions regarding this otter, please do not hesitate to contact me at 207-523-7730.

We look forward to having you join us at WEX

Sincerely,

/s/ Jenifer L. Rinehart
Senior Vice President, Human Resources
207-523-7730

My signature below indicates that I received, agree and accept the terms of my at-will employment by the Company as outlined above.

/s/ Joel Alan Dearborn Jr. Nov 9, 2015
Joel Alan Dearborn Jr. Date